Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 Amendment No. 2 of our report dated March 29, 2023 (which includes an explanatory paragraph relating to CF Acquisition Corp. VIII’s ability to continue as a going concern) relating to the consolidated financial statements of CF Acquisition Corp. VIII, which is contained in that Prospectus. We also consent to the reference of our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
October 10, 2023